THE RBB FUND TRUST 485APOS

Exhibit 99(i)(27)

CONSENT OF COUNSEL

We hereby consent to the use of our name and to the references to our Firm under the caption “Counsel” in the Prospectus and the Statement of Additional Information included in Post-Effective Amendment Nos. 105/108 to the Registration Statement (File Nos. 333-200168 and 811-23011) on Form N-1A of The RBB Fund Trust, under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, respectively. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ FAEGRE DRINKER BIDDLE & REATH LLP
Faegre Drinker Biddle & Reath LLP

Philadelphia, Pennsylvania

August 24, 2026